ARTICLES OF AMENDMENT

to

AMENDED AND RESTATED ARTICLES OF INCORPORATION

designating the preferences, limitations and relative rights of

CLASS C PREFERRED SHARES

of

TANGER FACTORY OUTLET CENTERS, INC.

(Pursuant to Section 55-6-02 of the
North Carolina Business Corporation Act)

The undersigned corporation hereby submits these Articles of Amendment to the Secretary of State of the State of North Carolina for the purpose of amending its articles of incorporation to determine and fix the preferences, limitations and relative rights of its Class C Preferred Shares, par value $0.01 per share (“Class C Preferred Shares”):

1.  The name of the corporation is Tanger Factory Outlet Centers, Inc. (hereinafter called the “Corporation”).

2. Pursuant to the authority Section 55-6-02 of the Business Corporation Act and the provisions of Article II. Section D of the Corporation’s Amended and Restated Articles of Incorporation as heretofore amended (the “Articles of Incorporation”), the following amendment to the Articles of Incorporation was duly adopted by the Board of Directors of the Corporation at a meeting duly called and held on October 20, 2005:

The following is added as a new Paragraph J of Article II of the Corporation’s Amended and Restated Articles of Incorporation:

J. Class C Preferred Shares. The 8,000,000 Class C Preferred Shares with a par value of $0.01 per share that the Corporation is authorized to issue pursuant to Paragraph A of this Article II shall have the following preferences, limitations and relative rights:

1.  Certain Definitions.

Unless the context otherwise requires, for purposes of this Paragraph J of this Article II the following terms shall have the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

“AMEX” shall mean the American Stock Exchange.

“Beneficial Ownership” shall mean ownership of Class C Preferred Shares by a Person who is or would be treated as an owner of such Class C Preferred Shares either actually or constructively through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,”“Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Board of Directors” shall mean the Board of Directors of the Corporation.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

“Charitable Beneficiary” shall mean one or more beneficiaries of a Trust, as determined pursuant to subparagraph J(10)(b)(vi), each of which shall be an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean any committee authorized by the Board of Directors to perform any of its responsibilities with respect to the Class C Preferred Shares.

“Common Shares” shall mean the authorized Common Shares, par value $.01 per share, of the Corporation.

“Constructive Ownership” shall mean ownership of Class C Preferred Shares by a Person who is or would be treated as an owner of such Class C Preferred Shares either actually or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,”“Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Dividend Payment Date” shall mean the 15th day (or, if such day is not a Business Day, the next Business Day thereafter) of each February, May, August, and November, commencing on February 15, 2006.

“Dividend Period” shall mean the respective periods commencing on and including February 2, May 2, August 2 and November 2 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on (and include) the date of original issue and end on and include February 15, 2006, and other than the Dividend Period during which any shares of Class C Preferred Shares shall be redeemed pursuant to subparagraph J(5), which shall end on and include the call date with respect to the shares of Class C Preferred Shares being redeemed).

“Dividend Record Date” shall mean the first day of the calendar month in which the applicable dividend falls, or such other date as designated by our Board of Directors for the payment of dividends that is not more than 30 days nor less than 10 days prior to the Dividend Payment Date.

“Excess Class C Preferred Shares” shall have the meaning set forth in subparagraph J(10)(i) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Individual” means an individual, a trust qualified under Section 401(a) or 501(c)(17) of the Code, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, or a private foundation within the meaning of Section 509(a) of the Code, provided that a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code shall be excluded from this definition.

“IRS” shall mean the United States Internal Revenue Service.

“Market Price” shall mean the last reported sales price of the Class C Preferred Shares reported on the NYSE on the trading day immediately preceding the relevant date, or if the Class C Preferred Shares are not then traded on the NYSE, the last reported sales price of the Class C Preferred Shares on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Class C Preferred Shares may be traded, or if the Class C Preferred Shares are not then traded over any exchange or quotation system, then the market price of the Class C Preferred Shares on the relevant date as determined in good faith by the Board of Directors of the Corporation.

“NASDAQ” shall mean the National Association of Securities Dealer Automated Quotations System.

“Non-Voidable Event” shall have the meaning set forth in subparagraph J(11)(b).

“NYSE” shall mean the New York Stock Exchange, Inc.

“Parity Preferred” shall have the meaning set forth in subparagraph J(7) hereof.

“Preferred Directors” shall have the meaning set forth in subparagraph J(7) hereof.

“Preferred Dividend Default” shall have the meaning set forth in subparagraph J(7) hereof.

“Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity; but does not include an underwriter acting in a capacity as such in a public offering of the Class C Preferred Shares provided that the ownership of Class C Preferred Shares by such underwriter would not result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT.

“Preferred Share Ownership Limit” shall mean 9.8% (by value or number of shares, whichever is more restrictive) of the outstanding shares of Class C Preferred Shares of the Corporation. The number and value of shares of outstanding Class C Preferred Shares of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer which results in a transfer to a Trust, as provided in subparagraph J(10)(a)(ii), the Purported Record Transferee, unless the Purported Record Transferee would have acquired or owned Class C Preferred Shares for another Person who is the beneficial transferee or beneficial owner of such shares, in which case the Purported Beneficial Transferee shall be such Person.

“Purported Record Transferee” shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in subparagraph J(10)(a)(ii): the record holder of the Class C Preferred Shares if such Transfer had been valid under subparagraph J(10)(a)(i).

“Record Date” shall mean the date designated by the Board of Directors of the Corporation at the time a dividend is declared; provided, however, that such Record Date shall be the first day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the Board of Directors for the payment of dividends that is not more than thirty (30) days nor less than ten (10) days prior to such Dividend Payment Date.

“Restriction Termination Date” shall mean the first day on which the Board of Directors of the Corporation determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

“Transfer” shall mean any sale, transfer, gift, assignment, devise or other disposition of Class C Preferred Shares, including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Class C Preferred Shares or (ii) the sale, transfer, assignment or other disposition of any securities (or rights convertible into or exchangeable for Class C Preferred Shares), whether voluntary or involuntary, whether of record or beneficially or Beneficially or Constructively (including but not limited to transfers of interests in other entities which results in changes in Beneficial or Constructive Ownership of Class C Preferred Shares), and whether by operation of law or otherwise.

“Transfer Agent” shall mean Computershare Investor Services, or such other agent or agents of the Corporation as may be designated by the Board of Directors or their designee as the transfer agent, registrar and dividend disbursing agent for the Class C Preferred Shares.

“Trust” shall mean any trust created pursuant to subparagraph J(10)(a)(ii).

2. Dividends and Distributions.

(a) Subject to the preferential rights of holders or any class or series of our equity securities ranking senior to the Class C Preferred Shares as to the payment of dividends, holders of Class C Preferred Shares will be entitled to receive, when, if and as authorized by the Board of Directors, out of funds legally available for the payment of dividends, cumulative quarterly cash dividends at the rate of 7.5% per annum of the $25.00 per share liquidation preference, equivalent to $ 1.8750 per annum per share. However, during any period of time that both (i) the Class C Preferred Shares are not listed on the NYSE or the AMEX, or quoted on the NASDAQ, and (ii) the Corporation is not subject to the reporting requirements of the Exchange Act, but Class C Preferred Shares are outstanding, the Corporation will increase the cumulative cash distributions payable on the Class C Preferred Shares to a rate of 8.5% per year of the $25.00 liquidation preference (equivalent to $ 2.1250 per year per share). Dividends on the Class C Preferred Shares will accrue and be cumulative from (and including) the date of original issue and will be payable quarterly when, if and as authorized by our Board of Directors in equal amounts in arrears on each Dividend Payment Date; provided, however, that if any Dividend Payment Date is not a Business Day, then the dividend which would have otherwise been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Class C Preferred Shares to such next succeeding Business Day. The amount of any dividend payable on the Class C Preferred Shares for each full Dividend Period shall be computed by dividing the annual dividend by four (4). The amount of any dividend payable on the Class C Preferred Shares for any partial Dividend Period (including the initial dividend) shall be prorated and computed on the basis of a 360−day year consisting of twelve 30−day months. The first dividend on the Class C Preferred Shares shall be paid on February 15, 2006, will be for more than a full quarter and will reflect dividends accumulated from the date of original issuance through, and including February 1, 2006. Dividends will be payable to holders of record as they appear in the stockholder records of the Corporation at the close of business on the applicable Dividend Record Date. Notwithstanding anything to the contrary contained herein, each outstanding Class C Preferred Share will be entitled to receive a dividend with respect to any Dividend Record Date equal to the dividend paid with respect to each other Class C Preferred Share that is outstanding on such date.

(b) No dividends on the Class C Preferred Shares shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting aside of funds for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, or payment or setting apart for payment shall be restricted or prohibited by law

(c) Notwithstanding anything contained herein to the contrary, dividends on the Class C Preferred Shares shall accrue whether or not any agreement the Corporation is party to prohibits it, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are declared. Accrued but unpaid dividends on the Class C Preferred Shares will not bear interest, and holders of Class C Preferred Shares will not be entitled to any dividends in excess of full cumulative dividends as described above. All dividends on Class C Preferred Shares, including any capital gain dividends, will be credited to the previously accrued dividends on the Class C Preferred Shares. The Corporation will credit any dividend paid on Class C Preferred Shares first to the earliest accrued and unpaid dividend due.

(d) Except as provided in subparagraph J(2)(e) below, no dividends shall be declared or paid or set apart for payment and no other distribution of cash or other property may be declared or made, directly or indirectly, on or with respect to any Common Shares or shares of any other class or series of capital stock of the Corporation ranking, as to dividends or the distribution of assets upon the liquidation, dissolution or winding up of the affairs of the Corporation, on a parity with or junior to the Class C Preferred Shares unless full cumulative dividends on our Class C Preferred Shares for past Dividend Periods and the then current Dividend Period shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment. This restriction will not limit the Corporation’s ability to redeem or acquire shares under incentive, benefit or stock purchase plans for officers, directors or employees or others performing or providing similar services or for the purposes of enforcing restrictions upon ownership and transfer of equity securities contained herein to preserve the Corporation’s status as a REIT for U.S. federal income tax purposes.

(e) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Class C Preferred Shares and the shares of any other class or series of capital stock ranking, as to dividends, on a parity with the Class C Preferred Shares, all dividends declared upon the Class C Preferred Shares and each such other class or series of capital stock ranking, as to dividends, on a parity with the Class C Preferred Shares shall be declared pro rata so that the amount of dividends declared per share of Class C Preferred Shares and such other class or series of capital stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Class C Preferred Shares and such other class or series of capital stock (which shall not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior dividend periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other.

(f) Holders of Class C Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or shares of stock, in excess of full cumulative dividends on the Class C Preferred Shares as provided herein. Any dividend payment made on the Class C Preferred Shares shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remains payable. Accrued but unpaid distributions on the Class C Preferred Shares will accumulate as of the Dividend Payment Date on which they first become payable.

(g) If, for any taxable year, the Corporation elects to designate as “capital gains” (as defined in Section 857 of the Code or any successor revenue code or section) any portion (the “Capital Gains Amount”) of the total dividends (as determined for United States federal income tax purposes) paid or made available for such taxable year to holders of all classes and series of capital stock, then the portion of the capital gains amount that shall be allocable to holders of Class C Preferred Shares shall be in the same proportion that the total of the dividends (as determined for federal income tax purposes) paid or made available to the holders of Class C Preferred Shares for such taxable year bears to the total of all such dividends for the year for such taxable year made with respect to all classes or series of capital stock outstanding.

3. Distributions Upon Liquidation, Dissolution or Winding Up. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, before any distribution or payment shall be made to holders of Common Shares or any other class or series of capital stock of the Corporation ranking, as to liquidation rights, junior to the Class C Preferred Shares (as to the distribution of assets upon the liquidation, dissolution or winding up of the Corporation), and subject to the preferential rights of the holders of shares of any class or series of capital stock of the Corporation ranking senior to the Class C Preferred Shares, the holders of Class C Preferred Shares shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its shareholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment (whether or not declared) through and including the date of the payment. Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of Class C Preferred Shares at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Class C Preferred Shares will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or entity, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation or the statutory share exchange of shares of Common Stock of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Corporation. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding Class C Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation ranking, as to liquidation rights, on a parity with the Class C Preferred Shares in the distribution of assets, then the holders of the Class C Preferred Shares and each such other class or series of shares of capital stock ranking, as to liquidation rights, on a parity with the Class C Preferred Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled (including, if applicable, accrued and unpaid dividends).

4. Redemption by the Holders.

Class C Preferred Shares are not redeemable at any time at the options of the holders thereof.

5. Redemption by the Corporation.
(a) Class C Preferred Shares shall not be redeemable prior to November 14, 2010, except to preserve the status of the Corporation as a REIT for United States federal income tax purposes or in accordance with Section 6 hereof. In addition, the Class C Preferred Shares shall be subject to the provisions of Section 10 pursuant to which Class C Preferred Shares owned by a shareholder in excess of the Preferred Share Ownership Limit shall automatically be transferred to a Trust for the exclusive benefit of a Charitable Beneficiary.

(b) On or after November 14, 2010, the Corporation, at its option upon not less than 30 nor more than 60 days’ written notice, may redeem the Class C Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends (whether or not earned or authorized) through to and including the date fixed for redemption, without interest, to the extent the Corporation has funds legally available therefor. If fewer than all of the outstanding Class C Preferred Shares are to be redeemed, the Class C Preferred Shares to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares), by lot or by any other equitable method determined by the Corporation that will not result in a violation of the Preferred Share Ownership Limit. If redemption is to be by lot and, as a result, any holder of Class C Preferred Shares would have actual ownership, Beneficial Ownership or Constructive Ownership (as defined in subparagraph J(1)) in excess of the Preferred Share Ownership Limit (as defined in subparagraph J(1)), or such other limit as permitted by the Board of Directors or the Committee pursuant to subparagraph J(10)(i), because such holder’s shares of Class C Preferred Shares were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Articles of Incorporation, the Company shall redeem the requisite number of shares of Class C Preferred Shares of such holder such that no holder will hold an amount of Class C Preferred Shares in excess of the Preferred Share Ownership Limit or such other limit, as applicable, subsequent to such redemption. Holders of Class C Preferred Shares to be redeemed shall present and surrender such certificate representing such Class C Preferred Shares to the Corporation at the place designated in such notice and the person whose name appears on such certificate representing the Class C Preferred Shares as the owner thereof shall be entitled to the redemption price of $25.00 per share and any accrued and unpaid dividends payable upon such redemption. Following such surrender each surrendered certificate will be canceled. If fewer than all the shares represented by any such certificate representing Class C Preferred Shares are to be redeemed, a new certificate shall be issued representing the unredeemed shares. If (i) notice of redemption of any Class C Preferred Shares has been given, (ii) the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any Class C Preferred Shares so called for redemption, and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date, dividends shall cease to accrue on such Class C Preferred Shares, such Class C Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption, without interest. So long as no dividends are in arrears, nothing herein shall prevent or restrict the Corporation’s right or ability to purchase, from time to time either at a public or a private sale, all or any part of the Class C Preferred Shares at such price or prices as the Corporation may determine, subject to the provisions of applicable law, including the repurchase of Class C Preferred Shares in open-market transactions duly authorized by the Board of Directors.

(c) In the event of any redemption of the Class C Preferred Shares in order to preserve the status of the Corporation as a REIT for United States federal income tax purposes, such redemption shall be made in accordance with the terms and conditions set forth in subparagraph J(5). If the Corporation calls for redemption any Class C Preferred Shares pursuant to and in accordance with this subparagraph J(5)(c), then the redemption price for such shares will be an amount in cash equal to $25.00 per share together with all accrued and unpaid dividends to and including the date fixed for redemption.

(d) Unless full cumulative dividends on all Class C Preferred Shares shall have been or contemporaneously are authorized, declared and paid in cash or declared and a sum sufficient for the payment thereof in cash set apart for payment for all past dividend periods and the then current dividend period, no Class C Preferred Shares shall be redeemed unless all outstanding Class C Preferred Shares are simultaneously redeemed and the Corporation shall not purchase or otherwise acquire directly or indirectly any Class C Preferred Shares or any class or series of capital stock of the Corporation ranking, as to dividends or upon liquidation, dissolution or winding up of the affairs of the Corporation, on a parity with or junior to the Class C Preferred Shares (except by exchange for shares of capital stock of the Corporation ranking, as to dividends and upon liquidation, dissolution or winding up of the affairs of the Corporation, junior to the Class C Preferred Shares); provided, however, that the foregoing shall not prevent the purchase of Class C Preferred Shares by the Corporation in accordance with the terms of subparagraph J(5)(c) hereof or Article II of the Charter or otherwise in order to ensure that the Corporation remains qualified as a REIT for United States federal income tax purposes or the purchase or acquisition of Class C Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Class C Preferred Shares.

(e) Notice of redemption shall be (a) given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date; and (b) mailed by the Corporation, postage prepaid, as of a date set by the Corporation not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Class C Preferred Shares to be redeemed at their respective addresses as they appear on the share transfer records of the transfer agent of the Corporation; provided that if the Corporation shall have reasonably concluded, based upon the advice of independent tax counsel experienced in such matters, that any redemption made pursuant to Section 5 must be made on a date (the “Subject Date”) which is earlier than 30 days after the date of such mailing in order to avoid a material risk that the Corporation would otherwise fail to qualify as a real estate investment trust for federal income tax purposes or to comply with federal tax laws relating to the Corporation's qualification as a real estate investment trust, then the Corporation may give such shorter notice as is necessary to effect such redemption on the Subject Date. Such notice shall be provided by first-class mail at such holder's address as the same appears on the stock transfer records of the Corporation, or by publication in a newspaper of general circulation in the City of New York. If the Corporation elects to provide such notice by publication, it shall also promptly mail notice of such redemption to the holders of the Class C Preferred Shares to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the sufficiency of notice or validity of the proceedings for the redemption of any Class C Preferred Shares except as to a holder to whom notice was defective or not given. A redemption notice which has been mailed in the manner provided herein shall be conclusively presumed to have been duly given on the date mailed whether or not the holder received the redemption notice. Each notice shall state: (i) the redemption date; (ii) the redemption price and accrued and unpaid dividends payable on the redemption date; (iii) the number of Class C Preferred Shares to be redeemed; (iv) the place or places where the Class C Preferred Shares are to be surrendered for payment of the redemption price and accrued and unpaid dividends payable on the redemption date; and (v) that dividends on the Class C Preferred Shares to be redeemed shall cease to accumulate on such redemption date (vi) and any other information required by law or by the applicable rules of any exchange upon which the Class C Preferred Shares may be listed or admitted for trading. If fewer than all of the Class C Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Class C Preferred Shares held by such holder to be redeemed. Notwithstanding anything else to the contrary in this Paragraph J, the Corporation shall not be required to provide notice to the holder of Class C Preferred Shares in the event such holder’s Class C Preferred Shares are redeemed in accordance with subparagraph J(10) to preserve the Corporation’s status as a REIT.

(f) At its election, the Corporation, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends) of the Class C Preferred Shares so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Class C Preferred Shares to be redeemed shall (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price and (iii) require such holders to surrender the certificates representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid dividends to the redemption date). Any interest or other earnings earned on the redemption price (including accumulated and unpaid dividends) deposited with a bank or trust company shall be paid to the Corporation. Any monies so deposited which remain unclaimed by the holders of Class C Preferred Shares at the end of two years after the redemption date shall be returned by such bank or trust company to the Corporation.

(g) If a redemption date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of Class C Preferred Shares at the close of business of such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date, and each holder of Class C Preferred Shares that surrenders its shares on such redemption date will be entitled to the dividends accruing after the end of the Dividend Period to which such Dividend Payment Date relates up to and including the redemption date. Except as provided herein, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Class C Preferred Shares for which a notice of redemption has been given.

(h) If notice of redemption has been mailed or published in accordance with Sections 6(e) above and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of the Class C Preferred Shares so called for redemption, then from and after the redemption date (unless the Corporation defaults in payment of the redemption price), (1) all dividends on the Class C Preferred Shares called for redemption in such notice shall cease to accumulate, (2) all rights of the holders thereof, except the right to receive the redemption price thereof (including all accumulated and unpaid dividends up to the redemption date), shall cease and terminate, and (3) all the Class C Preferred Shares redeemed or repurchased pursuant to this subparagraph J(5) and J(6) hereof hereto shall be retired and shall be restored to the status of authorized but unissued Class C Preferred Shares. Such shares shall not thereafter be transferred (except with the consent of the Corporation) on the Corporation's books, and such shares shall not be deemed to be outstanding for any purpose whatsoever.

(i) The Class C Preferred Shares shall have no stated maturity and shall not be subject to any sinking fund or mandatory redemption; provided, however, that the Class C Preferred Shares owned by a shareholder in excess of the Preferred Share Ownership Limit shall be subject to the provisions of this subparagraph J(5) and subparagraph J(10).

6. Special Optional Redemption by the Corporation.

(a) If at any time both (i) the Class C Preferred Shares cease to be listed on the NYSE or the AMEX, or quoted on the NASDAQ, and (ii) the Corporation ceases to be subject to the reporting requirements of the Exchange Act, but Class C Preferred Shares are outstanding, the Corporation will have the option upon written notice to the holders of record of the Class C Preferred Shares in accordance with Section 5(e) hereof to redeem the Class C Preferred Shares, in whole but not in part, within 90 days of the first date upon which both (i) the Class C Preferred Shares cease to be listed and (ii) the Corporation ceases to be subject to such reporting requirements, for cash at $25.00 per share plus accrued and unpaid distributions, if any, to and including the redemption date, whether or not authorized.

(b) Immediately prior to such redemption of Class C Preferred Shares, the Corporation will pay, in cash, any accrued and unpaid distributions to the redemption date, whether or not authorized, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Class C Preferred Shares at the close of business on such Dividend Record Date will be entitled to the distribution payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before the Dividend Payment Date. Except as provided in the previous sentence, the Corporation will make no payment or allowance for unpaid distributions, whether or not in arrears, on the Class C Preferred Shares.

(c) On or after the date fixed for redemption, each holder of Class C Preferred Shares must present and surrender each certificate representing his Class C Preferred Shares to the Corporation at the place designated in the applicable notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate representing the Class C Preferred Shares as the owner thereof and each surrendered certificate will be canceled. If fewer than all the shares represented by any such certificate representing Class C Preferred Shares are to be redeemed, a new certificate shall be issued representing the unredeemed shares.

(d) At its election, the Corporation, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid distributions) of the Class C Preferred Shares so called for redemption in trust for the holders thereof with a bank or trust company in accordance with section 5(f) hereof.

(e) From and after the redemption date (unless the Corporation defaults in payment of the redemption price), all distributions will cease to cumulate on the Class C Preferred Shares and all rights of each holder of Class C Preferred Shares will terminate with respect to such shares, except the right to receive the redemption price and all accrued and unpaid distributions up to the redemption date.

7. Voting Rights.

(a) Holders of the Class C Preferred Shares shall not have any voting rights, except as provided by applicable law and as set forth in this subparagraph J(7).

(b) Whenever dividends on any Class C Preferred Shares shall be in arrears for six or more quarters, whether or not consecutive (a “Preferred Dividend Default”), the holders of such Class C Preferred Shares (voting as a single class with all other classes or series of parity preferred shares of the Corporation upon which like voting rights have been conferred and are exercisable (“Parity Preferred”)) shall be entitled to vote for the election of a total of two additional directors of the Corporation (the “Preferred Directors”) at the next annual meeting of shareholders and at each subsequent meeting until all dividends accumulated on such Class C Preferred Shares and Parity Preferred for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors will be increased by two directors. If and when all accumulated dividends shall have been paid on such Class C Preferred Shares and all classes or series of Parity Preferred, the right of the holders of Class C Preferred Shares and the Parity Preferred to elect such additional two directors shall immediately cease (subject to revesting in the event of each and every Preferred Dividend Default), and the term of office of each Preferred Director so elected shall terminate and the entire Board of Directors shall be reduced accordingly. So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Class C Preferred Shares when they have the voting rights described above (voting as a single class with all other classes or series of Parity Preferred). Each of the Preferred Directors shall be entitled to one vote on any matter. A director elected by the holders of Class C Preferred Shares and any other such series of preferred shares may be removed with or without cause and only by vote of holders of a majority of the outstanding Class C Preferred Shares and any other such series of preferred shares voting as a single class.

(c) So long as any Class C Preferred Shares remain outstanding, the affirmative vote or consent of the holders of two-thirds of the Class C Preferred Shares, outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting as a single class) will be required to: (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Class C Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Corporation or reclassify any authorized shares of capital stock of the Corporation into such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such capital stock; or (ii) alter, amend or repeal the provisions of our Articles of Incorporation or the articles of amendment that relate to the Class C Preferred Shares, whether by merger, consolidation or otherwise (an “Event”) in a manner that materially and adversely affects the rights of the holders of Class C Preferred Shares; provided however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Class C Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event, the Corporation may not be the surviving entity and such surviving entity may be a non−corporate entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Class C Preferred Shares, and in such case such holders shall not have any voting rights with respect to the occurrence of any of the Events set forth in (ii) above. Holders of Class C Preferred Shares shall not be entitled to vote with respect to (A) any increase in the total number of authorized Common Shares or Preferred Shares of the Corporation, or (B) any increase in the amount of the authorized Class C Preferred Shares or the creation or issuance of any other class or series of capital stock, or (C) any increase in the number of authorized Class C Preferred Shares or any other class or series of capital stock, in each case referred to in clause (A) or (B) above ranking on a parity with or junior to the Class C Preferred Shares with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Corporation. Except as set forth herein, holders of the Class C Preferred Shares shall not have any voting rights with respect to, and the consent of the holders of the Class C Preferred Shares shall not be required for, the taking of any corporate action, including an Event, regardless of the effect that such corporate action or Event may have upon the powers, preferences, voting power or other rights or privileges of the Class C Preferred Shares.

(d) The foregoing voting provisions of this subparagraph J(7) shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Class C Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.

(e) In any matter in which our Class C Preferred Shares is entitled to vote, each Class C Preferred Share will be entitled to one vote. If the holders of Class C Preferred Shares and another series of preferred shares are entitled to vote together as a single class on any matter, the Class C Preferred Shares and the shares of the other series will have one vote for each $25.00 of liquidation preference.

8. Conversion. The Class C Preferred Shares shall not be convertible into or exchangeable for any other property or securities of the Corporation or any other entity.

9. Ranking. In respect of rights to the payment of dividends and the distribution of assets in the event of any liquidation, voluntary or involuntary, dissolution or winding up of the affairs of the Corporation, the Class C Preferred Shares shall rank (i) senior to all classes or series of the Corporation’s Common Shares as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation and to any other class or series of capital stock of the Corporation other than any class or series referred to in clauses (ii) and (iii) of this sentence, (ii) on a parity with all equity securities issued by the Corporation in the future the terms of which specifically provide that such equity securities rank on a parity with the Class C Preferred Shares as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, and (iii) junior to all equity securities issued by the Corporation in the future the terms of which specifically provide that such equity securities rank senior to the Class C Preferred Shares as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation. For avoidance of doubt, debt securities of the Corporation which are convertible into or exchangeable for shares of capital stock of the Corporation shall not constitute a class or series of capital stock of the Corporation.

10. Restrictions on Ownership and Transfer to Preserve Tax Benefit.

(a)  Restriction on Ownership and Transfer.

(i)  Prior to the Restriction Termination Date, but subject to subparagraph J(10):

(A) except as provided in subparagraph J(10)(h), no Person shall Beneficially Own Class C Preferred Shares in excess of the Preferred Share Ownership Limit;

(B) except as provided in subparagraph J(10)(h), no Person shall Constructively Own Class C Preferred Shares in excess of the Preferred Share Ownership Limit;

(C) no Person shall Beneficially Own or Constructively Own Class C Preferred Shares which, taking into account any other Capital Stock of the Corporation Beneficially or Constructively Owned by such Person, would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or otherwise failing to qualify as a REIT (including but not limited to Beneficial or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through one or more subsidiaries) from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(ii)  If, prior to the Restriction Termination Date, any Transfer or other event occurs that, if effective, would result in any Person Beneficially or Constructively Owning Class C Preferred Shares in violation of subparagraph J(10)(a)(i), (A) then that number of shares of Class C Preferred Shares that otherwise would cause such Person to violate subparagraph J(10)(a)(i) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Subparagraph J(10)(b), effective as of the close of business on the Business Day prior to the date of such Transfer or other event, and such Purported Beneficial Transferee shall thereafter have no rights in such shares or (B) if, for any reason, the transfer to the Trust described in clause (A) of this sentence is not automatically effective as provided therein to prevent any Person from Beneficially or Constructively Owning Class C Preferred Shares in violation of subparagraph J(10)(a)(i), then the Transfer of that number of Class C Preferred Shares that otherwise would cause any Person to violate subparagraph J(10)(a)(i) shall be void ab initio, and the Purported Beneficial Transferee shall have no rights in such shares.

(iii)  Subject to subparagraph J(11) and prior to the Restriction Termination Date, any Transfer of Class C Preferred Shares that, if effective, would result in the capital stock of the Corporation being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio, and the intended transferee shall acquire no rights in such Class C Preferred Shares.

(b)  Transfer of Class C Preferred Shares in Trust.

(i)  Upon any purported Transfer or other event described in subparagraph J(10)(a)(ii), such Class C Preferred Shares shall be deemed to have been transferred to the Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in a transfer to the Trust pursuant to subparagraph J(10)(a)(ii). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation, any Purported Beneficial Transferee or any Purported Record Transferee. Each Charitable Beneficiary shall be designated by the Corporation as provided in subparagraph J(10)(b)(vi).

(ii)  Class C Preferred Shares held by the Trustee shall be issued and outstanding Class C Preferred Shares of the Corporation. The Purported Beneficial Transferee or Purported Record Transferee shall have no rights in the shares of the Class C Preferred Shares held by the Trustee. The Purported Beneficial Transferee or Purported Record Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the Class C Preferred Shares held in the Trust.

(iii)  The Trustee shall have all voting rights and rights to dividends with respect to Class C Preferred Shares held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or distribution paid to or on behalf of the Purported Record Transferee or Purported Beneficial Transferee prior to the discovery by the Corporation that Class C Preferred Shares have been transferred to the Trustee shall be paid to the Trustee upon demand, and any dividend or distribution declared but unpaid shall be paid when due to the Trustee with respect to such Class C Preferred Shares. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Purported Record Transferee and Purported Beneficial Transferee shall have no voting rights with respect to the Class C Preferred Shares held in the Trust and, subject to North Carolina law, effective as of the date the Class C Preferred Shares have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Purported Record Transferee with respect to such Class C Preferred Shares prior to the discovery by the Corporation that the Class C Preferred Shares have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding any other provision to the contrary hereof, until the Corporation has received notification that the Class C Preferred Shares have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders.

(iv)  Within twenty (20) days of receiving notice from the Corporation that Class C Preferred Shares have been transferred to the Trust, the Trustee of the Trust shall sell the Class C Preferred Shares held in the Trust to a Person, designated by the Trustee, whose ownership of the Class C Preferred Shares will not violate the ownership limitations set forth in subparagraph J(10)(a)(i). Upon such sale, the interest of the Charitable Beneficiary in the Class C Preferred Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and to the Charitable Beneficiary as provided in this subparagraph J(10)(b)(iv). The Purported Record Transferee shall receive the lesser of (i) the price paid by the Purported Record Transferee for the Class C Preferred Shares in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such Class C Preferred Shares at Market Price, the Market Price of such Class C Preferred Shares on the day of the event which resulted in the transfer of such Class C Preferred Shares to the Trust) and (ii) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the Class C Preferred Shares held in the Trust. The Trustee may reduce the amount payable to the Purported Record Transferee by the amount of dividends and distributions which have been paid to the Purported Record Transferee and are owed by the Purported Record Transferee to the Trustee pursuant to subparagraph J(10)(b)(iii). Any net sales proceeds in excess of the amount payable to the Purported Record Transferee shall be immediately paid to the Charitable Beneficiary together with any dividends or other distributions thereon. If, prior to the discovery by the Corporation that shares of such Class C Preferred Shares have been transferred to the Trustee, such Class C Preferred Shares are sold by a Purported Record Transferee then (i) such Class C Preferred Shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Purported Record Transferee received an amount for such Class C Preferred Shares that exceeds the amount that such Purported Record Transferee was entitled to receive pursuant to this subparagraph J(10)(b)(iv), such excess shall be paid to the Trustee upon demand.

(v)  Class C Preferred Shares transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price paid by the Purported Record Transferee for the Class C Preferred Shares in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such Class C Preferred Shares at Market Price, the Market Price of such Class C Preferred Shares on the day of the event which resulted in the transfer of such Class C Preferred Shares to the Trust) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Purported Record Transferee by the amount of dividends and distributions which have been paid to the Purported Record Transferee and are owed by the Purported Record Transferee to the Trustee pursuant to subparagraph J(10)(b)(iii). The Corporation shall have the right to accept such offer until the Trustee has sold the Class C Preferred Shares held in the Trust pursuant to subparagraph J(10)(b)(iv). Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the Class C Preferred Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and any dividends or other distributions held by the Trustee with respect to such Class C Preferred Shares shall thereupon be paid to the Charitable Beneficiary.

(vi)  By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that the Class C Preferred Shares held in the Trust would not violate the restrictions set forth in subparagraph J(10)(a)(i) in the hands of such Charitable Beneficiary.

(c)  Remedies For Breach. If the Board of Directors or a committee thereof or other designees if permitted by the North Carolina Business Corporation Act shall at any time determine in good faith that a Transfer or other event has taken place in violation of subparagraph J(10)(a) or that a Person intends to acquire, has attempted to acquire or may acquire Beneficial Ownership (determined without reference to any rules of attribution) or Constructive Ownership of any shares of Class C Preferred Shares of the Corporation in violation of subparagraph J(10)(a), the Board of Directors or the Committee or other designees if permitted by the North Carolina Business Corporation Act shall take such action as it deems advisable to refuse to give effect or to prevent such Transfer, including, but not limited to, causing the Corporation to redeem shares of Class C Preferred Shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers (or, in the case of events other than a Transfer, ownership or Constructive Ownership or Beneficial Ownership) in violation of subparagraph J(10)(a)(i) shall automatically result in the transfer to a Trust as described in subparagraph J(10)(a)(ii) and any Transfer in violation of subparagraph J(10)(a)(iii) shall automatically be void ab initio irrespective of any action (or non-action) by the Board of Directors.

(d)  Notice of Restricted Transfer. Any Person who acquires or attempts to acquire Class C Preferred Shares in violation of subparagraph J(10)(a), or any Person who is a Purported Beneficial Transferee such that an automatic transfer to a Trust results under subparagraph J(10)(a)(ii), or whose Class C Preferred Shares will be redeemed under subparagraph J(11), shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any of such Transfer or attempted Transfer on the Corporation’s status as a REIT.

(e)  Owners Required To Provide Information. Prior to the Restriction Termination Date each Person who is a Beneficial Owner or Constructive Owner of Class C Preferred Shares and each Person (including the shareholder of record) who is holding Class C Preferred Shares for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information that the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT.

(f)  Remedies Not Limited. Nothing contained in this Paragraph J (but subject to subparagraph J(12)) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholders by preservation of the Corporation’s status as a REIT.

(g)  Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Paragraph J, including any definition contained in subparagraph J(1), the Board of Directors shall have the power to determine the application of the provisions of subparagraphs J(1) or (10) with respect to any situation based on the facts known to it (subject, however, to the provisions of subparagraph J(12)). In the event subparagraphs J(1) or (10) requires an action by the Board of Directors and specific guidance is not provided with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of subparagraphs J(1) or (10). Absent a decision to the contrary by the Board of Directors (which the Board of Directors may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in subparagraph J(10)(a)) acquired Beneficial or Constructive Ownership of Class C Preferred Shares in violation of subparagraph J(10)(a)(i), such remedies (as applicable) shall apply first to the Class C Preferred Shares which, but for such remedies, would have been actually owned by such Person, and second to Class C Preferred Shares, which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Class C Preferred Shares based upon the relative number of the Class C Preferred Shares held by each such Person.

(h)  Exceptions.

(i)  Subject to subparagraph J(10)(a)(i)(C), the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the limitation on a Person Beneficially Owning Class C Preferred Shares in violation of subparagraph J(10)(a)(i)(A) if the Board of Directors determines that such exemption will not cause the Corporation to fail to qualify as a REIT under the Code.

(ii)  Subject to subparagraph J(10)(a)(i)(C), the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the limitation on a Person Constructively Owning Class C Preferred Shares in violation of subparagraph I(8)(a)(i)(B), if the Board of Directors determines that such exemption will not cause any Individual’s Beneficial Ownership of Class C Preferred Shares to violate the Preferred Share Ownership Limit and that such ownership would not cause the Corporation to fail to qualify as a REIT under the Code.

(iii)  Subject to subparagraph J(10)(a)(i)(C) and the remainder of this subparagraph J(10)(h)(iii), the Board of Directors may from time to time increase or decrease the Preferred Share Ownership Limit; provided, however, that the decreased Preferred Share Ownership Limit will not be effective for any Person whose percentage ownership of Class C Preferred Shares is in excess of such decreased Preferred Share Ownership Limit until such time as such Person's percentage of Class C Preferred Shares equals or falls below the decreased Preferred Share Ownership Limit, but any further acquisition of Class C Preferred Shares in excess of such percentage ownership of Class C Preferred Shares will be in violation of the Preferred Share Ownership Limit, and, provided further, that the new Preferred Share Ownership Limit would not allow five or fewer Persons to Beneficially Own more than 49% in value of the outstanding capital stock of the Corporation.

(iv)  In granting a person an exemption under subparagraph J(10)(h)(i) or (ii) above, the Board of Directors may require such Person to make certain representations or undertakings or to agree that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in subparagraph J(10)(a)) will result in such Class C Preferred Shares being transferred to a Trust in accordance with subparagraph J(10)(a)(ii). In granting any exception pursuant to subparagraph J(10)(h)(i) or (ii), the Board of Directors may require a ruling from the IRS, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.

(i)  Legend. Each certificate for Class C Preferred Shares shall bear the following legend:

“Tanger Factory Outlet Centers, Inc. (the “Corporation”) will furnish, without charge, to any shareholder making a written request therefor, a copy of the Corporation's Articles of Incorporation, as amended from time to time, containing a statement of the preferences, limitations and relative rights applicable to each class of stock of the Corporation, including the Class C Preferred Shares represented hereby. Such requests may be directed to Tanger Factory Outlet Centers, Inc., 3200 Northline Avenue, Suite 360, Greensboro, NC 27408. The Board of Directors is authorized to determine the preferences, limitations and relative rights of Preferred Shares before the issuance of any such Preferred Shares.

“The Class C Preferred Shares represented by this Certificate are subject to restrictions on ownership and transfer for the purpose of the Corporation's maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended. With certain further restrictions and exceptions set forth in the Corporation's Articles of Incorporation, (i) no Person may own, Beneficially Own or Constructively Own Class C Preferred Shares in excess of the Preferred Share Ownership Limit and (ii) no Person may own Common Shares in excess of the Ownership Limit. Any Person who purports to own, Beneficially Own or Constructively Own Class C Preferred Shares or Common Shares in excess of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership are violated, the Class C Preferred Shares represented hereby in excess of such restrictions (“Excess Class C Shares”) will be automatically transferred to the Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that ownership or a transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted transfers in violation of the restrictions described above may be void ab initio.”

“All capitalized terms in this legend have the meanings defined in the Corporation's Articles of Incorporation. The Corporation will furnish to the holder hereof upon request and without charge a copy of the Corporation's Articles of Incorporation, as amended, containing a complete written statement of the terms and conditions of the Excess Class C Preferred Shares. Such requests may be directed to Tanger Factory Outlet Centers, Inc., 3200 Northline Avenue, Suite 360, Greensboro, NC 27408.”

(j)  Severability. If any provision of this subparagraph J(10) or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

(k)  Applicability of Subparagraph J(10). The provisions set forth in this subparagraph J(10) shall apply to the Class C Preferred Shares notwithstanding any contrary provisions of the Class C Preferred Shares provided for elsewhere in Paragraph J.

11. Redemption of Class C Preferred Shares in Certain Circumstances.
Notwithstanding anything to the contrary in subparagraphs J(4) and J(5) :

(a) Prior to the Restriction Termination Date, if a purported Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE), change in the capital structure of the Corporation or other event would result in a violation of the Preferred Share Ownership Limit and such violation would not occur but for the occurrence of redemption or purchase by the Corporation of all or a portion of the outstanding Class C Preferred Shares then, immediately prior to the occurrence of such Transfer, change in the capital structure of the Corporation or other event, an amount of Class C Preferred Shares (rounded up to the nearest one-tenth of a share) shall be automatically redeemed by the Corporation from the actual owner of Class C Preferred Shares which is Beneficially or Constructively Owned by any Person who (but for this subparagraph J(11)) would Beneficially or Constructively Own Class C Preferred Shares in excess of the Preferred Share Ownership Limit after the occurrence of the Transfer, change in the capital structure of the Corporation or other event. The redemption price of each share of Class C Preferred Shares automatically redeemed pursuant to this subparagraph J(11) shall be (i) the price per share paid for the Class C Preferred Shares in the purported Transfer that resulted in the redemption, or (ii) if the Transfer or other event that resulted in the redemption was not a transaction in which the full value was paid for such Class C Preferred Shares, a price per share equal to the Market Price on the date of the purported Transfer or other event that resulted in the redemption. In either case, dividends which are accrued but unpaid with respect to the redeemed shares as of the date of the purported Transfer or other event that resulted in the redemption shall be paid (except as limited by the next succeeding sentence). Although any such automatic redemption shall in all cases be consummated as described above, the redemption price, including the principal amount thereof and any dividend payable thereon, shall be payable only if and to the extent that such payment could then be made under Section 55-6-40 of the North Carolina Business Corporation Act. Any dividend or other distribution paid prior to the discovery of the Corporation that shares of Class C Preferred Shares have been redeemed by the Corporation shall be repaid to the Corporation upon demand.

(b) Prior to the Restriction Termination Date, if (1) there is a purported Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE), change in the capital structure of the Corporation or other event (a “Non-Voidable Event”) to which subparagraph J(11)(a) would not otherwise apply, and (2) one or more of the restrictions on ownership and transfers described in subparagraph J(10)(a) would be violated upon the occurrence of such Non-Voidable Event then, if and only if such Non-Voidable Event cannot be voided pursuant to subparagraph J(10)(a)(ii) or (iii) (as applicable), subparagraph J(11)(a) shall apply to such Non-Voidable Event as if it were a redemption or purchase by the Corporation of all or a portion of the outstanding Class C Preferred Shares.

12. Settlement. Nothing in this Paragraph J shall preclude the settlement of any transaction entered into through facilities of the NYSE. The Class C Preferred Shares that are the subject of such transaction shall continue to be subject to the provisions of this Paragraph J, including subparagraph J(10) after such settlement.

13. Exclusion of Other Rights. Except as may otherwise be required by law, the Class C Preferred Shares shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Paragraph J (as may be amended from time to time). The Class C Preferred Shares shall have no preemptive or subscription rights.

14. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

15. Severability of Provisions. If any voting powers, preferences and relative, participating, optional and other special rights of the Class C Preferred Shares and qualifications, limitations and restrictions thereof set forth in this Paragraph J (as may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Class C Preferred Shares and qualifications, limitations and restrictions thereof set forth in this Paragraph J (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Class C Preferred Shares and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Class C Preferred Shares and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Class C Preferred Shares and qualifications, limitations and restrictions thereof unless so expressed herein.

This the 10th day of November, 2005.

[SIGNATURE TO APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned has caused these Articles of Amendment to Amended and Restated Articles of Incorporation to be duly executed as of November 10, 2005.

Tanger Factory Outlet Centers, Inc.

BY: _____________________________
Stanley K. Tanger, Chairman of
the Board of Directors